Exhibit 2.2

AGREEMENT AND PLAN OF REORGANIZATION

by and among

IFLI ACQUISITION CORP.
as Acquiror

IFLI ACQUISITION SUBSIDIARY CORP.
as Merger Sub

and

SIMPLEPONS, INC.
as Acquiree

October 20, 2011

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into this 20th day of October, 2011 by and among IFLI ACQUISITION CORP., a Delaware corporation (hereinafter referred to as “IFLI”), IFLI ACQUISITION SUBSIDIARY CORP., a Delaware corporation and wholly-owned subsidiary of IFLI (hereinafter referred to as the “Merger Sub”), and SIMPLEPONS, INC., a Delaware corporation (hereinafter referred to as “SimplePons”). Each of IFLI, Merger Sub, and SimplePons are referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties desire to set forth the terms and conditions pursuant to which Merger Sub shall merge with and into SimplePons (the “Merger”) in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”). Upon consummation of the Merger, SimplePons will continue as the surviving corporation and as a wholly-owned subsidiary of IFLI, and Merger Sub will cease to exist.

WHEREAS, the Board of Directors of each of IFLI, Merger Sub and SimplePons have determined that this Agreement is advisable, fair to and in the best interests of their respective stockholders.

WHEREAS, the Board of Directors of each of IFLI, Merger Sub and SimplePons has approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL, and upon the terms and subject to the conditions set forth herein.

WHEREAS, the holders of at least a majority of SimplePons issued and outstanding capital stock (the “Stockholders”) immediately prior to the Closing (as defined in Section 1.2), which represents the Stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and IFLI, as the sole stockholder of Merger Sub, has voted for and approved this Agreement, the Merger and the other matters contemplated hereby, all in accordance with the DGCL.

WHEREAS, the Parties intend that the Merger and the other transactions contemplated herein will qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that this Agreement shall constitute a plan of reorganization within the meaning of Section 1.368-2 of the Treasury Regulations, and the Parties have agreed not to take actions that would cause the Merger not to qualify as such a tax-free reorganization.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

SECTION 1. THE MERGER

1.1.           Merger. Upon and subject to the terms and conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into SimplePons in accordance with Section 251 of the DGCL. At the Effective Time, the separate legal existence of Merger Sub shall cease, and SimplePons shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware.

1.2.           Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Schneider Weinberger LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida 33431, a time and place mutually agreed upon by IFLI and SimplePons following satisfaction or waiver of all conditions precedent to Closing (the “Closing Date”). At the Closing, a properly executed copy of the Certificate of Merger (the “Certificate of Merger”) in the form attached hereto as Exhibit A shall be filed with the office of the Secretary of State of the State of Delaware. The Merger shall become effective on the date and at the time that the Certificate of Merger becomes effective (the “Effective Time”).

1.3.           Articles of Incorporation, Bylaws, Directors and Executive Officers. The Certificate of Incorporation of SimplePons, as in effect immediately prior to the Effective Time (the “SimplePons Certificate of Incorporation”), shall be the Certificate of Incorporation of the Surviving Corporation (the “Surviving Corporation Certificate of Incorporation”) from and after the Effective Time until further amended in accordance with applicable law. The Bylaws of SimplePons, as in effect immediately prior to the Effective Time (the “SimplePons Bylaws”), shall be the Bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) from and after the Effective Time until amended in accordance with applicable law. The directors and executive officers of SimplePons immediately prior to the Effective Time shall be the directors and executive officers of the Surviving Corporation, and each shall hold his respective office or offices from and after the Effective Time until his or her successor shall have been elected or appointed and qualified in accordance with applicable Law, or as otherwise provided in the Surviving Corporation Certificate of Incorporation or the Surviving Corporation Bylaws.

1.4.           Assets and Liabilities. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Merger Sub and SimplePons (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all Liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.5.           Manner and Basis of Converting Shares and Warrants. At the Closing each one (1) share of common stock, par value $0.0001 per share, of SimplePons (the “SimplePons Common Stock”) that is outstanding immediately prior to the Closing, shall, by virtue of the Merger and without any action on the part of the Stockholders, be converted into one (1) share of common stock, par value $0.01 per share, of IFLI (the “IFLI Common Stock”). At the Closing, the common stock purchase warrants of SimplePons set forth on Schedule A which are exercisable into an aggregate of 10,050,000 shares of SimplePons common stock (the “SimplePons Warrants”) shall be cancelled and IFLI shall issue identical warrants in IFLI (the “Exchange Warrants”) in the form attached hereto as Exhibit B and in the amounts set forth on Schedule A. The Exchange Warrants shall be executed on IFLI’s behalf by Mr. Brian S. John who will be named President of IFLI at Closing. The shares of IFLI Common Stock to be issued to the Stockholders will represent 97.8% of the outstanding capital stock of IFLI on a fully diluted basis, giving effect to the purchase of the IMS Shares (as that term is defined in Section 7.1(e) and the cancellation of such shares by IFLI, but giving no effect to the shares of IFLI Common Stock underlying the Exchange Warrants to be issued at Closing. All such shares of SimplePons Common Stock and SimplePons Warrants are held in uncertificated form and there shall be no obligation of any Stockholder to surrender or otherwise deliver a certificate or certificates representing either the shares of SimplePons Common Stock or SimplePons Warrants that are owned by such Stockholder immediately prior to the Closing in order to receive the shares of IFLI Common Stock and Exchange Warrants, if applicable, that such Stockholder shall be entitled to receive at the Closing as set forth on Schedule A.

1.6.           Tax Matters. The Parties intend that the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and that this Agreement be a “plan of reorganization” within the meaning of Section 1.368-2 of the Treasury Regulations. Each Party hereby represents, warrants, covenants and agrees (a) to use its respective reasonable best efforts to cause the Merger to qualify as a tax-free reorganization described in Section 368(a) of the Code and not to take any actions that would reasonably be expected to cause the Merger to not so qualify; (b) that this Agreement shall constitute a plan of reorganization within the meaning of Section 1.368-2 of the Treasury Regulations; (c) to report, act and file all tax returns in all respects for all purposes consistent with the transactions contemplated herein constituting a tax-free reorganization described in Section 368(a) of the Code; and (d) that such Party has not taken, and will not take, any inconsistent position on any tax return or other report or return filed with or provided to any tax authority, or in any audit or administrative or judicial proceedings or otherwise, unless required to do so by a “determination” within the meaning of Section 1313 of the Code.

Section 2. Representations and Warranties of SimplePons

SimplePons hereby represents and warrants to IFLI and Merger Sub as follows:

2.1           Organization and Good Standing. SimplePons is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. SimplePons is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification. SimplePons has no subsidiaries.

2.2           Authorization; Enforceability; No Breach. SimplePons has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of SimplePons enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution, delivery and performance of this Agreement by SimplePons and the consummation of the transactions contemplated hereby will not:

(a)           violate any provision of the SimplePons Certificate of Incorporation or the SimplePons Bylaws;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which SimplePons is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, SimplePons or upon the properties or business of SimplePons; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of SimplePons.

2.3           Compliance with Laws. SimplePons has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business or financial condition of SimplePons taken as a whole.

2.4           Litigation. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving SimplePons or its properties or rights which (a) could reasonably be expected to have a material adverse effect on SimplePons taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

2.5           Brokers or Finders. No broker’s or finder’s fee will be payable by SimplePons in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by SimplePons.

2.6           Assets. SimplePons owns all rights, title and interest in and to its assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.

2.7           Financial Statements. SimplePons has delivered to IFLI an audited balance sheet at September 30, 2011 together with audited statement of operations, cash flow and stockholders’ equity for the period from February 7, 2011 (date of inception) through September 30, 2011 (the “SimplePons Financial Statements”). The SimplePons Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and the rules and regulations of the United States Securities and Exchange Commission.

2.8           Liabilities. SimplePons has not suffered or incurred any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, including without limitation, liabilities on account of taxes, other governmental charges or legal proceedings (the “SimplePons Liabilities”) other than (a) as set forth in the SimplePons Financial Statements, and (b) previously discharged SimplePons Liabilities.

2.9           Capitalization. The authorized capital stock of SimplePons consists of 100,000,000 shares of common stock of which 37,455,000 shares are presently issued and outstanding, and 1,000,000 shares of preferred stock, of which no shares are presently issued and outstanding. Such shares of common stock are owned of record and beneficially by the Stockholders and in the amounts reflected in Schedule A. SimplePons has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of SimplePons, except as set forth on Schedule A attached hereto. All of the shares of SimplePons Common Stock are duly authorized and validly issued, fully paid and non-assessable.

2.10         Full Disclosure. No representation or warranty by SimplePons in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to IFLI pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of SimplePons.

2.11         Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving SimplePons. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving SimplePons or any of its properties or assets. There is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding.

2.11         State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statue or regulation enacted under state or federal laws in the United States, with the exception of Section 203 of the DGCL, applicable to SimplePons is applicable to the transactions contemplated by this Agreement. The action of the Board of Directors of SimplePons in approving the Merger, this Agreement and the transactions contemplated hereby is sufficient to render the restrictions on “business combinations” set forth in Section 203 of the DGCL inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

Section 3. Representations and Warranties of Merger Sub.

Merger Sub hereby represents and warrants to SimplePons as follows:

3.1           Organization and Good Standing. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. Merger Sub is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification. Merger Sub does not have any subsidiaries.

3.2           Authorization; Enforceability; No Breach. Merger Sub has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution, delivery and performance of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby will not:

(a)           violate any provision of the Certificate of Incorporation or By-Laws of Merger Sub;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Merger Sub is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Merger Sub, or upon the properties or business of Merger Sub; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of Merger Sub.

3.3           Compliance with Laws. Merger Sub has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business or financial condition of Merger Sub.

3.4           Litigation. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving Merger Sub or any of Merger Sub’s properties or rights which (a) could reasonably be expected to have a material adverse effect on Merger Sub taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

3.5           Brokers or Finders. No broker’s or finder’s fee will be payable by Merger Sub in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by Merger Sub.

3.6           Assets and Liabilities; Conduct of Business. Merger Sub has no assets and it has not suffered or incurred any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, including without limitation, liabilities on account of taxes, other governmental charges or legal proceedings. Merger Sub was formed specifically for the purpose of consummating the Merger, and has not conducted, and will not conduct, any business prior to the Effective Time, except as approved by SimplePons in connection with the consummation of the Merger.

3.7           Capitalization. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub common stock, par value $0.01 per share (“Merger Sub Common Stock”), all of which are issued and outstanding as of the date of this Agreement. IFLI owns all of the issued and outstanding shares of Merger Sub Common Stock free and clear of all liens. Merger Sub has no outstanding options, rights or commitments to issue shares of Merger Sub Common Stock, IFLI Common Stock, or any other equity securities of IFLI or Merger Sub, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Merger Sub Common Stock or any other equity securities of Merger Sub.

3.8           Full Disclosure. No representation or warranty by Merger Sub in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to SimplePons pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of Merger Sub.

3.9           Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Merger Sub. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving Merger Sub or any of its properties or assets. There is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding.

3.10         State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statue or regulation enacted under state or federal laws in the United States, with the exception of Section 203 of the DGCL, applicable to the Merger Sub is applicable to the transactions contemplated by this Agreement. The action of the Board of Directors of Merger Sub in approving the Merger, this Agreement and the transactions contemplated hereby is sufficient to render the restrictions on “business combinations” set forth in Section 203 of the DGCL inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

Section 4. Representations and Warranties of IFLI.

IFLI hereby represent and warrant to SimplePons as follows:

4.1           Organization and Good Standing. IFLI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. IFLI is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification. IFLI does not have any subsidiaries other than Merger Sub.

4.2           Authorization; Enforceability; No Breach. IFLI has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of IFLI enforceable against IFLI in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution, delivery and performance of this Agreement by IFLI and the consummation of the transactions contemplated hereby will not:

(a)           violate any provision of the Certificate of Incorporation or By-Laws of IFLI;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which IFLI is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, IFLI, or upon the properties or business of IFLI; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of IFLI.

4.3           Compliance with Laws. IFLI has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business or financial condition of IFLI.

4.4           Litigation. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving IFLI or any of IFLI’s properties or rights which (a) could reasonably be expected to have a material adverse effect on IFLI taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

4.5           Brokers or Finders. No broker’s or finder’s fee will be payable by IFLI in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by IFLI.

4.6           The IFLI Shares; Exchange Warrants. The shares of IFLI Common Stock to be issued to the Stockholders have been, or on or prior to the Closing will have been, duly authorized by all necessary corporate and stockholder actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be issued in violation of the pre-emptive or similar rights of any person. The shares of IFLI Common Stock to be issued to the Stockholders will represent 97.3% of the outstanding capital stock of IFLI on a fully diluted basis, giving effect to the purchase of the IMS Shares (as that term is defined in Section 7.1(e) and the cancellation of such shares by IFLI, but giving no effect to the shares of IFLI Common Stock underlying the Exchange Warrants to be issued at Closing.

4.7           SEC Reports and Financial Statements.

(a)           IFLI has filed or furnished all forms, documents and reports required to be filed or furnished by it with the Securities and Exchange Commission since January 1, 2010 (the “IFLI SEC Documents”). As of their respective dates or, if amended, as of the date of such amendment, the IFLI SEC Documents complied in all material respects with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the IFLI SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material correspondence between the SEC and IFLI since January 10, 2008 that is not available on the SEC’s Electronic Data Gathering and Retrieval database.

(b)           IFLI has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15(e) under the Exchange Act. IFLI’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by IFLI in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to IFLI’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and all such required certifications have been made. IFLI’s management has completed an assessment of the effectiveness of IFLI’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective. Neither IFLI nor, to the knowledge of IFLI, IFLI’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of IFLI’s internal controls and procedures which would reasonably be expected to adversely affect IFLI’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

(c)           The audited financial statements and unaudited interim financial statements (including all related notes and schedules) of IFLI included in the IFLI SEC Documents (the “IFLI Financial Statements”) complied as to form in all material respects with the rules and regulations of the SEC then in effect, fairly present in all material respects the financial position of IFLI, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to IFLI), and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(d)           IFLI is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among IFLI, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance-sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, IFLI or its affiliates.

(e)           Except (a) as reflected or reserved against in IFLI’s most recent unaudited balance sheets (or stated in the notes thereto) at September 30, 2011 included in the IFLI SEC Documents and (b) for liabilities and obligations incurred since September 30, 2011 in the ordinary course of business consistent with past practice as set forth on Schedule 4.7(e) hereto (the “IFLI Liabilities”), and IFLI does not have any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of IFLI (or in the notes thereto).

4.8           No Material Adverse Changes. Since the date of the IFLI Financial Statements, there has been no material adverse change in the assets, operations, financial condition or prospects of IFLI, taken as a whole.

4.9           Books and Records. The financial records of IFLI accurately reflect in all material respects the information relating to the business of IFLI, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of IFLI.

4.10         Assets; Operations. IFLI has no tangible assets. IFLI is inactive and currently engages in no business operations and is considered a “shell company” as that term is defined in the Exchange Act. Schedule 4.10 sets forth all bank and similar accounts held in the name of IFLI.

4.11         Contracts. Schedule 4.11 sets forth all contracts to which IFLI is a part. Other than as set forth on Schedule 4.11, IFLI is not a party to any contracts, agreements, engagement letters, or other understandings which bind IFLI or its assets. Other than as set forth on Schedule 4.11, all such contracts are immediately terminable following the Closing without any liability to IFLI.

4.12         Capitalization. The authorized capital stock of IFLI consists of 75,000,000 shares of common stock of which 2,027,788 shares are presently issued and outstanding (of which 1,012,353 represent the IMS Shares which shall be acquired and cancelled at the Closing pursuant to the Stock Repurchase Agreement) and 5,000,000 shares of preferred stock, of which no shares are presently issued and outstanding. As of the date hereof, IFLI has outstanding common stock purchase warrants to purchase an aggregate of 36,528 shares of its common stock at exercise prices ranging from $120.00 per share to $500.00 per share and expiring between March 1, 2012 and March 15, 2017 (the “IFLI Warrants”). The form of IFLI Warrants has been filed with the Commission as part of the IFLI SEC Documents. None of the outstanding IFLI Warrants are subject to any registration rights or similar agreements with any third parties which require IFLI to maintain an effective registration statement covering the underlying shares of IFLI’s common stock. Other than the IFLI Warrants, IFLI has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of IFLI. All of the issued and outstanding capital stock of IFLI has been duly authorized and validly issued, fully paid and non-assessable, and was issued in compliance with applicable securities laws.

4.13         Taxes. All required tax returns or federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by IFLI for all years for which such returns are due unless an extension for filing any such return has been properly prepared and filed. Any and all federal, state, county, municipal, local, foreign and other taxes, assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. IFLI has no outstanding tax liabilities and has not received notice of any tax inquiry or audit against it.

4.14         Full Disclosure. No representation or warranty by IFLI in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to SimplePons pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of IFLI.

4.15         Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving IFLI. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving IFLI or any of its properties or assets. There is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding.

4.16         State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statue or regulation enacted under state or federal laws in the United States, with the exception of Section 203 of the DGCL, applicable to IFLI is applicable to the transactions contemplated by this Agreement. The action of the Board of Directors of IFLI in approving the Merger, this Agreement and the transactions contemplated hereby is sufficient to render the restrictions on “business combinations” set forth in Section 203 of the DGCL inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

Section 5. Covenants

5.1           Examinations and Investigations. Prior to the Closing Date, the Parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation and verification of the assets, properties, business and operations, books, records and financial condition of the other, including communications with suppliers, vendors and customers, as they each may reasonably require. No investigation by a party hereto shall, however, diminish or waiver in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement. Consummation of this Agreement shall be subject to the fulfillment of due diligence procedures to the reasonable satisfaction of each of the parties hereto and their respective counsel.

5.2           Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein. All fees and expenses associated with the Merger, this Agreement and any transactions contemplated hereby which are incurred or accrued by IFLI or the Merger Sub prior to the Closing Date are considered by the Parties hereto to be included in the IFLI Liabilities and must be satisfied prior to the Closing Date pursuant to Section 7.2(f) hereof.

5.3           Further Assurances. The parties shall execute such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain in the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.4           Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith; provided, however, such obligation shall not apply to information which:

(a)           at the time of disclosure was public knowledge;

(b)           after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

(c)           the receiving party had within its possession at the time of disclosure.

Section 6. Conduct of Business; Access to Auditor

6.1           Conduct of Business. From the date of this Agreement until the Closing, each of IFLI, Merger Sub, and SimplePons shall conduct its business in the ordinary course and consistent with prudent and past business practice, except for transactions expressly contemplated hereby, or with the prior written consent of the other Parties. Notwithstanding the foregoing, from the date of this Agreement until the Closing, neither IFLI nor Merger Sub will:

(a)           create, assume or suffer to exist any lien on any of its properties or assets, whether tangible or intangible;

(b)           sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any its material assets or except as otherwise provided for in this Agreement, cancel any indebtedness owed to it;

(c)           change any method of accounting or accounting practice used by it, other than such changes required by GAAP;

(d)           issue, grant, deliver, sell, repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of capital stock of, or other equity interests in it, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests or such securities;

(e)           propose or adopt any amendment or other changes to its certificate of incorporation, its bylaws or other governing documents;

(f)            declare, set aside or pay any dividend or distribution with respect to any share of its capital stock or declare or effectuate a stock dividend, stock split or similar event;

(g)           issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation;

(h)           make any equity investment in, make any loan, advance or capital contribution to, or acquire the securities or assets of any other person;

(i)            enter into any new or additional agreements or modify any existing agreements relating to the employment of, or compensation or benefits payable or to become payable to, any past or present officer or director or any written agreements of any of its past or present employees;

(j)            make any payments out of the ordinary course of business to any of its officers, directors, employees or stockholders;

(k)           pay, discharge, satisfy or settle any liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business, except as provided for herein;

(l)            agree in writing or otherwise take any action that would, or would reasonably be expected to, prevent, impair or materially delay the ability of IFLI or Merger Sub to consummate the transactions contemplated by this Agreement;

(m)          form or acquire any subsidiaries; or

(n)           agree or commit to take any of the actions specified in this Section 6.1.

6.2           Access to IFLI Auditors. Following the execution of this Agreement by the Parties, IFLI shall cause its independent registered public accounting firm to provide full access to SimplePons and its auditor to the work papers for the IFLI audits for the fiscal years ended December 31, 2009 and 2010 and all subsequent interim periods.

Section 7. Conditions Precedent to Closing

7.1           Conditions Precedent to the Obligation of IFLI and Merger Sub to Close. IFLI and Merger Sub’s obligations to effect the Merger and consummate the other transactions contemplated hereby are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions; provided that these conditions are for IFLI’s or Merger Sub’s sole benefit, as applicable, and may be waived only by IFLI or Merger Sub, as applicable, at any time in its sole discretion by providing SimplePons with prior written notice thereof:

(a)           Representations, Warranties, Covenants and Agreements. The representations and warranties of SimplePons herein shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and SimplePons shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by SimplePons at or prior to the Closing Date.

(b)           SimplePons Resolutions. Each of the SimplePons Board of Directors and the Stockholders shall have adopted, and not rescinded or otherwise amended or modified, resolutions authorizing SimplePons into this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger.

(c)           No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)           No Material Adverse Changes. There shall have been no adverse effect on the business, operations, properties, prospects or financial condition of SimplePons that is material and adverse to SimplePons, taken as a whole.

(e)           Stock Repurchase Agreement. IFLI and Insurance Marketing Solutions, LLC, a Florida limited liability company (“IMS”) which is the owner of 1,512,353 shares of IFLI Common Stock and which is controlled by Mr. C. Leo Smith, the sole officer and director of IFLI, shall have entered into that certain Stock Repurchase Agreement, dated as of the Closing Date (the “Stock Repurchase Agreement”), pursuant to which SimplePons shall purchase from IMS at Closing an aggregate of 1,012,353 shares of IFLI Common Stock (the “IMS Shares”) for a total consideration of $335,000 (the “Purchase Price”), which such shares shall be immediately cancelled and returned to the status of authorized but unissued shares of IFLI Common Stock. Following such repurchase, IMS shall be the owner of 500,000 shares of IFLI Common Stock, subject to further transfer to its assigns, which such shares shall be subject to piggyback registration rights as provided in Section 9.1 hereof.

7.2.           Conditions Precedent to the Obligation of SimplePons to Close. SimplePons’ obligation to effect the Merger and consummate the other transactions contemplated hereby are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions; provided that these conditions are for SimplePons’ sole benefit and may be waived only by SimplePons at any time in its sole discretion by providing IFLI with prior written notice thereof:

(a)           Representations, Warranties, Covenants and Agreements. The representations and warranties of each of IFLI and Merger Sub herein shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and each of IFLI and Merger Sub shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by IFLI or Merger Sub, as applicable, at or prior to the Closing Date. IFLI shall have received a certificate, executed by the chief executive officer of IFLI, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by SimplePons.

(b)           IFLI and Merger Sub Resolutions. Each of the IFLI Board of Directors and Merger Sub Board of Directors and IFLI, as the sole stockholder of Merger Sub, shall have adopted, and not rescinded or otherwise amended or modified, resolutions authorizing IFLI’s and Merger Sub’s, as applicable, entry into this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger.

(c)           No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)           No Material Adverse Changes; Timely Filings. There shall have been no adverse effect on the business, operations, properties, prospects or financial condition of IFLI or Merger Sub that is material and adverse to IFLI or Merger Sub, as applicable, taken as a whole, nor shall a Material Adverse Event, as that term is defined in that certain Escrow Agreement dated September 27, 2011 (the “Escrow Agreement”) by and between SimplePons, IFLI and IMS have occurred. IFLI shall have timely filed its required filings with the SEC, which shall comply in form and substance to the rules and regulations of the Commission, shall be current in its reporting obligations and its stock shall be quoted on the OTC Bulletin Board with no “strikes” pursuant to FINRA Rule 6530.

(e)           Books and Records. SimplePons shall have been provided full access to IFLI’s auditors pursuant to the provisions of Section 6.2 hereof. IFLI shall have delivered all accounting books and records, accounting files including the general ledger and QuickBooks or similar electronic files and supporting documents from the period of January 1, 2009 through the Closing Date, together with all other books and records, including its corporate minute book, together with the books and records of Merger Sub, to SimplePons, together with all access codes, EDGAR filing codes, passwords and other information necessary to access such information, together with such additional documents as are deemed necessary by SimplePons to transfer control of IFLI to it.

(f)           Financial Statements. The SimplePons Financial Statements shall be suitable for filing with the Securities and Exchange Commission as part of the “Super 8-K” to be filed by IFLI following the Closing pursuant to the rules and regulations of the Commission.

(g)           Satisfaction of Liabilities. IFLI shall deliver to SimplePons evidence satisfactory to SimplePons in its sole discretion that all IFLI Liabilities, including accounts payable, accrued expenses and loan payable which totaled $70,000 at September 30, 2011 pursuant to the IFLI SEC Documents, together with any and all subsequent obligations of IFLI from September 30, 2011 through the Closing Date, whether accrued or not, have been satisfied in full or otherwise forgiven, it being the intention of the parties hereto that (i) at the Closing IFLI shall have no liabilities of any nature whatsoever, whether accrued or not, at the Closing Date, including, but not limited to, legal and accounting fees, EDGAR filing fees, transfer agent fees or any other fees or expenses whatsoever, and (ii) SimplePons shall be responsible for the payment of any liabilities of IFLI which are incurred following the Closing Date, including the legal and accounting fees associated with the “Super 8-K.”

(h)           Stock Repurchase Agreement. The Stock Repurchase Agreement shall have been executed by IFLI, SimplePons and IMS.

(i)            Schedule 14F-1. The Schedule 14F-1 disclosing the change in majority directors of IFLI shall have been on file with the Commission at least 10 days prior to the Closing Date.

(j)            Dissenter’s Rights. No dissenter’s rights shall have been exercised by the Stockholders with respect to the Merger.

(k)           Resignations. On the Closing Date, Mr. C. Leo Smith, the sole officer and director of IFLI, shall have resigned and immediately prior to such resignation shall have appointed Messrs. Brian S. John and Richard A. Miller the new officers and directors of IFLI.

(l)            Miscellaneous. IFLI shall have delivered to SimplePons such other documents relating to the transactions contemplated by this Agreement as SimplePons may reasonably request.

Section 8. Actions Subsequent to Closing

Following the Closing, SimplePons shall cause IFLI to take the following actions.

8.1           Resale Registration Statement. As soon a practicable following the effectiveness of the actions to be undertaken pursuant to the Information Statement (as defined below), but in any event within 120 days from the Closing Date, SimplePons shall cause IFLI to file a registration statement on Form S-1 (the “Resale Registration Statement”) with the Commission to register for resale the shares of SimplePons Common Stock together with the shares of common stock underlying the Exchange Warrants and an aggregate of 815,000 currently outstanding shares of IFLI’s common stock listed on Schedule 8.1 hereto (the “Additional Registrable Shares”). Notwithstanding this registration obligation, if the Commission informs IFLI that any or all of the Additional Registrable Shares cannot, as a result of the application of Rule 415 of the Securities Act, be registered for resale as a secondary offering on a single registration statement, the number of Additional Registrable Shares to be included the Resale Registration Statement shall be proportionately reduced at the same ratio as other selling security holders in such Resale Registration Statement to an amount permitted to be registered by the Commission on Form S-1 or such other form available to register for resale the Additional Registrable Securities as a secondary offering. IFLI shall pay all fees and expenses associated with the Resale Registration Statement, except for any legal or accounting fees of the selling security holders and any brokerage commissions or other costs incurred by those holders upon the resale of such securities. IFLI shall use its reasonably best efforts to cause the Commission to declare the Resale Registration Statement effective as soon as possible.

8.2           Forward Stock Split. Following the Closing, SimplePons shall cause IFLI to file an Information Statement on Schedule 14C (the “Information Statement”) with the Commission, and to take any actions which are necessary in the opinion of its counsel, to effect a forward stock split of IFLI’s outstanding common stock at a ratio of two for one (2:1).

Section 9. Survival of Representations and Warranties of IFLI and Merger Sub

Notwithstanding any right of SimplePons to fully to investigate the affairs of IFLI and Merger Sub, SimplePons shall have the right to rely fully upon the representations, warranties, covenants and agreements of IFLI and Merger Sub contained in this Agreement or in any document delivered by IFLI or Merger Sub or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for 12 months following the Closing.

Section 10. Survival of Representations and Warranties of SimplePons

Notwithstanding any right of IFLI fully to investigate the affairs of SimplePons, IFLI has the right to rely fully upon the representations, warranties, covenants and agreements of SimplePons contained in this Agreement or in any document delivered to IFLI by the latter or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for 12 months following the Closing.

Section 11. Termination and Amendment

11.1         Termination. This Agreement may be terminated prior to the Closing as follows:

(a)           Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written consent of IFLI, Merger Sub and SimplePons.

(b)           Termination by Either SimplePons or IFLI. This Agreement may be terminated by either SimplePons or IFLI at any time prior to the Closing as follows:

(i)           if the Closing has not occurred by November 30, 2011 (the “Outside Date”), except that the right to terminate this Agreement under this clause will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Closing by such date; or

(ii)          if any law or governmental authority prohibits consummation of the Closing or if any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by, any court of competent jurisdiction or governmental authority restrains, enjoins or otherwise prohibits consummation of the Closing, and such order, judgment, injunction, award, decree or writ has become final and nonappealable.

(c)           Termination by SimplePons. This Agreement may be terminated by SimplePons at any time prior to the Closing as follows:

(i)           if a breach or failure of any representation, warranty or covenant of IFLI or Merger Sub contained in this Agreement shall have occurred, which breach (A) would reasonably be expected to give rise to the failure of a condition set forth in Section 7.2; and (B) as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date; provided that SimplePons is not in material breach of its obligations under this Agreement; or

(ii)          if a Material Adverse Event, as that term is defined in that certain Escrow Agreement shall have occurred.

(d)           Termination by IFLI. This Agreement may be terminated by IFLI at any time prior to the Closing, if a breach or failure of any representation, warranty or covenant of SimplePons contained in this Agreement shall have occurred, which breach (A) would reasonably be expected to give rise to the failure of a condition set forth in Section 7.1 and (B) as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date; provided that IFLI is not in material breach of its obligations under this Agreement and no Material Adverse Event under the Escrow Agreement has occurred.

(e)           Effect of Termination. If this Agreement is terminated pursuant to this Section 11, it will become void and of no further force and effect, with no liability on the part of any Party (or any of their respective former, current, or future general or limited partners, shareholders, stockholders, managers, members, directors, officers, affiliates or agents), except that the provisions of this Section 12 will survive any termination of this Agreement; provided, however, that nothing herein shall relieve any Party (or any of their respective directors or officers) from liabilities for damages incurred or suffered by another Party as a result of any fraud perpetrated, conspired in or otherwise committed by such Party (or any of their respective directors or officers) or any knowing or intentional breach by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement that caused, or would reasonably be expected to cause, any of the conditions set forth in Sections 7.1 or 7.2, as applicable, not to be satisfied.

11.2         Amendment of Agreement. This Agreement may be amended by the Parties at any time prior to the Closing; provided, that (a) no amendment that requires further stockholder approval under applicable laws, rules and regulations will be made without such required further approval and (b) such amendment has been duly authorized or approved by the Parties. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the SimplePons, IFLI and Merger Sub. Any such amendment shall apply to, and bind all Parties.

Section 12. Indemnification

12.1         Obligation of IFLI and Merger Sub to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 9, IFLI and Merger Sub hereby agree to indemnify, defend and hold harmless SimplePons from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ fees and disbursements) (a “Loss”) based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of IFLI or Merger Sub contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

12.2         Obligation of SimplePons to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 10, SimplePons agrees to indemnify, defend and hold harmless IFLI to the extent provided for herein from and against any Loss based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

Section 13. Miscellaneous

13.1         Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

13.2         Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

13.3         Binding Agreement; Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement is not assignable except by operation of law.

13.4         Notices. Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

SimplePons:	1500 Gateway Boulevard
Suite 220
Boynton Beach, FL 33426

with a copy to:	Schneider Weinberger LLP
2200 Corporate Boulevard, N.W.
Suite 210
Boca Raton, FL 33431
Attention: James M. Schneider, Esq.

IFLI and Merger Sub:	c/o C. Leo Smith
200 SW 1 Avenue
Suite 1250
Fort Lauderdale, FL 33301

with a copy to:	Eugene M. Kennedy, P.A.
964 SE 9 Avenue
Pompano Beach, FL 33060

Any notice or statement given under this Agreement shall be deemed to have been given if sent by certified mail, return receipt requested, overnight courier or personal delivery, to the other party(ies) at the addresses indicated above or at such other address or number as may be furnished in writing in accordance with this paragraph.

13.5         Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law provisions thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of Palm Beach, State of Florida, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this agreement in that jurisdiction or the validity or enforceability of any provision of this agreement in any other jurisdiction. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

13.6         Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party.

13.7         Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase and issuance of the SimplePons Shares and the IFLI Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

13.8         Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.9         Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

13.10       Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document. This Agreement may be executed and delivered by facsimile transmission and when so executed and delivered shall have the same effect as if the receiving party had received an original counterpart of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

IFLI ACQUISITION CORP.

By:	/s/ C. Leo Smith
C. Leo Smith, President

IFLI ACQUISITION SUBSIDIARY CORP.

By:	/s/ C. Leo Smith
C. Leo Smith, President

SIMPLEPONS, INC.

By:	/s/ Brian S. John
Brian S. John, Chief Executive Officer

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules to the Agreement and Plan of Reorganization by and among IFLI Acquisition Corp., IFLI Acquisition Subsidiary Corp. and SimplePons, Inc. dated October 20, 2011 have not been provide herein.

Schedule A	List of SimplePons Stockholders and their holdings

Schedule 4.7(e)	Schedule of IFLI Liabilities

Schedule 4.10	List of IFLI’s bank and similar accounts

Schedule 4.11	IFLI’s contracts or other agreements

Schedule 8.1	Additional Registrable Shares

IFLI Acquisition Corp. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Exhibit A

FORM OF CERTIFICATE OF MERGER

STATE OF DELAWARE

CERTIFICATE OF MERGER OF DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is SimplePons, Inc., and the name of the corporation being merged into the surviving corporation is IFLI Acquisition Subsidiary Corp.

SECOND: The Agreement and Plan of Reorganization has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is SimplePons, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on ____________, 2011.

SIXTH: The Agreement and Plan of Reorganization is on file at 1500 Gateway Boulevard, Suite 220, Boynton Beach, FL 33496, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Reorganization will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the ______ day of ________, 2011.

By:
C. Leo Smith, Chief Executive Officer

Exhibit B

FORM OF EXCHANGE WARRANT

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND THE APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.

Series A Warrant to Purchase Common Stock

Warrant to Purchase An Aggregate of _____ shares of Common Stock	Date of Issuance: __________, 2011

FOR VALUE RECEIVED, IFLI ACQUISITION CORP., a Delaware corporation (the “Company”), promises to issue in the name of, and sell and deliver to ____________________ (the “Holder”) a certificate or certificates for an aggregate of __________ shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), upon payment by the Holder of $0.50 per share (the “Exercise Price”), with the Exercise Price being subject to adjustment in the circumstances set forth below. This Warrant is one of a series of warrants being issued in exchange for like Warrants of SimplePons, Inc., a Delaware corporation pursuant to the terms and conditions of that certain Agreement and Plan of Reorganization of even date herewith to which the Company and the Holder are a party.

1.            Exercise of Warrant

(A)          Exercise Period. The Holder may exercise this Warrant, in whole or in part (but not as to fractional shares), at any time and time to time commencing on the date hereof and ending at 5:00 p.m., Eastern Time, on _____________________, 2014 (the “Exercise Period”).

(B)           Exercise Procedure.

(i)           This Warrant will be deemed to have been exercised at such time as the Company has received all of the following items (the “Exercise Date”):

(a)           a completed Exercise Agreement, in the form attached hereto as Exhibit 1, executed by the Holder (the “Purchaser”); and

(b)           a certified check or other immediately available funds payable to the Company in an amount equal to the sum of the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise.

(ii)          Certificates for the shares of Common Stock purchased upon exercise of this Warrant will be delivered by the Company to the Purchaser within ten (10) business days after the Exercise Date. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company will prepare a new Warrant representing the rights formerly represented by this Warrant that have not expired or been exercised. The Company will, within such ten (10) day period, deliver such new Warrant to the Holder at the address set forth in this Warrant.

1

(iii)         The shares of Common Stock issuable upon the exercise of this Warrant will be deemed to have been transferred to the Purchaser on the Exercise Date, and the Purchaser will be deemed for all purposes to have become the record holder of such Common Stock on the Exercise Date.

(iv)         The issuance of certificates for shares of Common Stock upon the exercise of this Warrant will be made without charge to the Purchaser for any issuance tax in respect thereof or any other cost incurred by the Company in connection with such exercise and related transfer of the shares; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate or instrument in a name other than that of the Holder of this Warrant, and that the Company shall not be required to issue or deliver any such certificate or instrument unless and until the person or persons requiring the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(v)          Unless the Company shall have registered the shares of Common Stock underlying this Warrant, the shares of Common Stock issuable upon the exercise of this Warrant will be “restricted securities” as that term is defined in the Securities Act of 1933. The Company may insert the following or similar legend on the face of the certificates evidencing shares of Common Stock if required in compliance with state securities laws:

“These securities have not been registered under any state securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under any applicable state securities laws, or an opinion of counsel satisfactory to counsel to the Company that an exemption from registration under any applicable state securities laws is available.”

(C)           Fractional Shares. The Company shall not be required to issue fractions of shares of Common Stock on the exercise of this Warrant. The Company shall not be obligated to issue any fractional share interests or fractional warrant interests upon the exercise of this Warrant, nor shall it be obligated to issue scrip or pay cash in lieu of fractional interests, provided, however, that if a holder exercises all the Warrants held of record by such holder, the Company shall at its option (i) eliminate the fractional interests by rounding any fraction up to the nearest whole number of shares or (ii) within 30 days after the Exercise Date, deliver to the Purchaser a check payable to the Purchaser, in lieu of such fractional share, in an amount equal to the value of such fractional share as determined by the closing price of the Company’s Common Stock as reported on the principal exchange on which the Company’s Common Stock is then traded, as of the close of business on the Exercise Date.

2.            Effect of Reorganization, Reclassification, Consolidation, Merger or Sale

(A)           Recapitalization or Reclassification of Common Stock. In case the Company shall at any time prior to the satisfaction of the exercise of this Warrant, or the expiration of the Exercise Period, whichever first occurs, effect a recapitalization or reclassification of such character that its Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares, then, upon the effective date thereof, the number of shares of Common Stock that the Holder of this Warrant shall be entitled to purchase upon exercise hereof shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in such number of shares of Common Stock by reason of such recapitalization or reclassification, and the Exercise Price of such recapitalized or reclassified Common Stock shall, in the case of an increase in the number of shares, be proportionately decreased and, in the case of a decrease in the number of shares, be proportionately increased.

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(B)           Consolidation, Merger or Sale. In case the Company shall at any time prior to the exercise of this Warrant, or the expiration of the Exercise Period, whichever first occurs, consolidate or merge with any other corporation (unless the Company shall be the surviving entity) or transfer all or substantially all of its assets to any other corporation preparatory to a dissolution (collectively, the “Fundamental Transaction”), then the Company shall, as a condition precedent to such transaction, provide notice to the Holder of not less than ten (10) of days prior to the closing and/or effective date of such Fundamental Transaction during which time the Holder shall have the right to exercise this Warrant pursuant to its terms. To the extent not exercised, this Warrant and any right to acquire shares of the Company’s Common Stock will automatically expire on the closing date and/or effective date of such Fundamental Transaction.

(C)           Notice of Adjustment. Whenever the number of shares of Common Stock purchasable upon exercise of this Warrant shall be adjusted as provided herein, the Company shall file with its corporate records a certificate of its Chief Financial Officer setting forth the computation and the adjusted number of shares of Common Stock purchasable hereunder resulting from such adjustments, and a copy of such certificate shall be mailed to the Holder. Any such certificate or letter shall be conclusive evidence as to the correctness of the adjustment or adjustments referred to therein and shall be available for inspection by the holders of the Warrants on any day during normal business hours.

3.             Registration Rights. As soon as practicable after the Company has commenced operations it intends to file a registration statement with the Securities and Exchange Commission covering the shares of Common Stock underlying this Warrant so as to permit the public resale thereof. The Company will pay all costs associated with the registration statement and use its reasonable best efforts to have the registration statement declared effective as soon as practicable. The ultimate timing of the filing of the registration statement is in the Company’s sole discretion.

4.             Company’s Right to Call this Warrant. Subject to the terms and conditions set forth herein, during the Exercise Period, upon thirty (30) days prior written notice to the Holder (each, a “Call Notice”) if the Company’s Common Stock is currently quoted for trading in the over the counter market, following the period (i) in which the last sale price of the Company’s Common Stock as reported on the on such over the counter market equals or exceeds $1.00 per share for five (5) consecutive trading days and (ii) there is an effective registration statement covering the resale of the shares of Common Stock underlying the Series A Warrants, the Company shall have the right to call any or all of the Warrant at a call price of $0.0001 per underlying share (the “Call Price”). Warrant holders shall have the period from the date of the Call Notice, which shall be delivered to the Holder pursuant to Section 8 hereof, until 5 p.m., Eastern time, on the thirtieth (30) day following the Call Notice (the “Call Date”) to exercise the Warrant pursuant to the terms hereof. Any Warrants which have been called but remain unexercised by the Call Date shall automatically terminate and no longer entitle the Holder to exercise such Warrant or to receive any consideration therefor, other than the Call Price. For any Warrants which are not exercised by the Call Date, the Company shall promptly as possible following the Call Date pay the Call Price to the Holder of any Warrants which have been called and not exercised.

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5.            Reservation of Common Stock. The Company will at all time reserve and keep available such number of shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant. Upon exercise of this Warrant pursuant to its terms, the Holder will acquire fully paid and non-assessable ownership rights of the Common Stock, free and clear of any liens, claims or encumbrances except as otherwise provided herein.

6.             No Stockholder Rights or Obligations. This Warrant will not entitle the Holder hereof to any voting rights or other rights as a Stockholder of the Company. Until the shares of Common Stock issuable upon the exercise of this Warrant are recorded as issued on the books and records of the Company’s transfer agent, the Holder shall not be entitled to any voting rights or other rights as a Stockholder; provided, however, the Company uses its best efforts to ensure that, upon receipt of the Exercise Agreement and payment of the Exercise Price, the appropriate documentation necessary to effectuate the exercise of the Warrant and the issuance of the Common Stock is accomplished as expeditiously as possible. No provision of this Warrant, in the absence of affirmative action by the Holder to purchase Common Stock, and no enumeration in this Warrant of the rights or privileges of the Holder, will give rise to any obligation of such Holder for the Exercise Price or as a stockholder of the Company.

7.             Transferability. Subject to the terms hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed Assignment in the form of Exhibit 2 hereto at the principal offices of the Company. This Warrant and the underlying shares of Common Stock may not be offered, sold or transferred except in compliance with the Securities Act of 1933, and any applicable state securities laws, and then only against receipt of an agreement of the person to whom such offer or sale or transfer is made to comply with the provisions of this Warrant with respect to any resale or other disposition of such securities; provided that no such agreement shall be required from any person purchasing this Warrant or the underlying shares of Common Stock pursuant to a registration statement effective under the Securities Act of 1933. The Holder of this Warrant agrees that, prior to the disposition of any security purchased on the exercise hereof other than pursuant to a registration statement then effective under the Securities Act of 1933, or any similar statute then in effect, the Holder shall give written notice to the Company, expressing his intention as to such disposition. Upon receiving such notice, the Company shall present a copy thereof to its securities counsel. If, in the sole opinion of such counsel, which such opinion shall not be unreasonably withheld, the proposed disposition does not require registration of such security under the Securities Act of 1933, or any similar statute then in effect, the Company shall, as promptly as practicable, notify the Holder of such opinion, whereupon the Holder shall be entitled to dispose of such security in accordance with the terms of the notice delivered by the Holder to the Company.

8.             Miscellaneous

(A)           Notices. Any notices, requests or consents hereunder shall be deemed given, and any instruments delivered, two days after they have been mailed by first class mail, postage prepaid, or upon receipt if delivered personally or by facsimile transmission, as follows:

If to the Company:	IFLI ACQUISITION CORP.
1500 Gateway Boulevard, Suite 220
Boynton Beach, FL 33426

If to the Holder:	To the address and/or facsimile of
Holder as recorded in the records of the Company.

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except that any of the foregoing may from time to time by written notice to the other designate another address which shall thereupon become its effective address for the purposes of this paragraph.

(B)           Entire Agreement. This Warrant, including the exhibits and documents referred to herein which are a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter and may be amended only by a written instrument executed by the parties hereto or their successors or assigns. Any paragraph headings contained in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant.

(C)           Governing Law. This Warrants shall be construed in accordance with the laws of the State of Florida, without and application of the principles of conflicts of laws. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, and such legal action results in a final judgment in favor of such party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorney’s fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder. Any suit, action or proceeding with respect to this Warrant shall be brought in the state or federal courts located in Palm Beach County in the State of Florida. The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Palm Beach County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Palm Beach County, Florida, has been brought in an inconvenient forum.

IN WITNESS WHEREOF, this Warrant has been duly executed and the corporate seal affixed hereto, all as of the day and year first above written.

IFLI ACQUISITION CORP.

By:
Brian S. John, President

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EXHIBIT 1

EXERCISE AGREEMENT

To:	____________________	Dated:	____________________

The undersigned record Holder, pursuant to the provisions set forth in the within Warrant, hereby subscribed for and purchases _________________ shares of Common Stock covered by such Warrant and hereby makes full cash payment of $ _________________ for such shares at the Exercise Price provided by such Warrant.

(Signature)

(Print or type name)

(Address)

NOTICE: The signature of this Exercise Agreement must correspond with the name as written upon the face of the within Warrant, or upon the Assignment thereof, if applicable, in every particular, without alteration, enlargement or any change whatsoever.

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EXHIBIT 2

ASSIGNMENT

FOR VALUE RECEIVED, __________________________, the undersigned Holder hereby sell, assigns, and transfer all of the rights of the undersigned under the within Warrant with respect to the number of shares of Common Stock issuable upon the exercise of such Warrant set forth below, unto the Assignee identified below, and does hereby irrevocable constitute and appoint __________________ to effect such transfer of rights on the books of the Company, with full power of substitution:

Number of Shares
Name of Assignee	Address of Assignee	of Common Stock

Dated: _______________________
(Signature of Holder)

(Print or type name)

NOTICE: The signature of this Exercise Agreement must correspond with the name as written upon the face of the within Warrant, or upon the Assignment thereof, if applicable, in every particular, without alteration, enlargement or any change whatsoever.

CONSENT OF ASSIGNEE

I HEREBY CONSENT to abide by the terms and conditions of the within Warrant.

Dated: _______________________
(Signature of Assignee)

(Print or type name)

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